UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 13, 2005

Date of Report (Date of earliest event reported)

CAPTARIS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant

(a) On April 13, 2005, Deloitte & Touche LLP (“D&T”), the independent registered public accounting firm for Captaris, Inc. (the “Company”), notified the Company that D&T has declined to stand for re-appointment as the Company’s independent registered public accounting firm for the year ending December 31, 2005. D&T continues to be engaged to provide its attestation report regarding the Company’s internal control over financial reporting, which the Company intends to file in an amendment to its 2004 Annual Report on Form 10-K on or before April 29, 2005, and to review the Company’s interim unaudited financial statements as of and for the three months ended March 31, 2005.

(b) The reports of D&T on the Company’s consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

(c) During the fiscal years ended December 31, 2003 and 2004 and through the date of this Form 8-K, there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

(d) During the fiscal years ended December 31, 2003 and 2004 and through the date of this Form 8-K, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except the following:

1. In connection with D&T’s audit of the Company’s financial statements for the fiscal year ended December 31, 2003, D&T formally advised the Company’s management and Audit Committee of certain deficiencies in the design or operation of the Company’s internal control over financial reporting that constituted a material weakness. Such deficiencies included the design of controls and processes surrounding timely reconciliation of accounts and supervision and monitoring of staff who have significant roles in internal control over financial reporting.

2. In October 2004, D&T formally advised the Company’s management and Audit Committee that the Company had material weaknesses in its internal control over financial reporting related to the design of controls surrounding the recording of revenues for sales denominated in foreign currencies, royalty revenues and sales commissions, and change control processes surrounding critical electronic financial systems.

3. In the Company’s 2004 Annual Report on Form 10-K that was filed on March 31, 2005 (the “Form 10-K”), the Company reported that its management has concluded that the Company has material weaknesses in its internal control over financial reporting as of December 31, 2004, which are described in the Form 10-K. As a result, management will conclude in their annual report on the Company’s internal control over financial reporting, which the Company intends to file in an amendment to the Form 10-K on or before April 29, 2005, that the Company’s internal control over financial reporting was not effective as of December 31, 2004. In addition, the Company believes that D&T will issue an adverse opinion with respect to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004.

4. The Company and the Audit Committee are committed to remediating the weaknesses in the Company’s internal control over financial reporting described above. The Form 10-K describes the steps taken or to be taken to address these matters.

5. The Company’s management and Audit Committee have discussed the matters described in paragraph 1 through 4 above with D&T. The Company has authorized D&T to respond fully to the inquiries of the successor independent registered public accounting firm concerning the matters described in such paragraphs.

(e) The Company has provided a copy of this Form 8-K to D&T and requested D&T to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by Company in this Form 8-K, and, if not, identifying the statements with which it does not agree. D&T’s letter is filed as Exhibit 16.1 to this Form 8-K.

(f) The Audit Committee intends to begin a search for D&T’s replacement with the expectation of retaining a new independent registered public accounting firm prior to filing the Company’s Form 10-Q for the second quarter ended June 30, 2005. The Company will report the engagement of a successor independent registered public accounting firm in a subsequent Current Report on Form 8-K.

(g) On April 14, 2005, the Company mailed its annual proxy statement to shareholders in connection with its 2005 Annual Meeting of Shareholders to be held on May 12, 2005. The proxy statement includes a proposal to ratify, on an advisory basis, the appointment of D&T as the Company’s independent registered public accounting firm. The Company was not advised of D&T’s decision in time to stop the mailing in order to withdraw the ratification proposal. However, the Company intends to mail supplemental proxy materials to shareholders to formally withdraw, and instruct shareholders to disregard, the ratification proposal.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

16.1	Letter from Deloitte & Touche LLP, dated April 19, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Captaris, Inc.

Dated: April 19, 2005	By:	/s/ Peter Papano
Peter Papano
Chief Financial Officer